                                                                     Exhibit 2.1
                                                                     -----------



                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                       APERTUS TECHNOLOGIES INCORPORATED

                                      AND

                              CARLETON CORPORATION



                                October 24, 1997

                               TABLE OF CONTENTS

RECITALS   1

ARTICLE I -- THE MERGER.......................................   2
     1.01  The Merger.........................................   2
     1.02  Effect of the Merger...............................   3
     1.03  Effective Time.....................................   3
     1.04  Directors and Officers.............................   3
     1.05  Articles of Incorporation; Bylaws..................   3
     1.06  The Closing........................................   3
     1.07  Tax Consequences...................................   4
     1.08  Taking of Necessary Action; Further Action.........   4

ARTICLE II -- CONVERSION OF SECURITIES; MERGER CONSIDERATION..   4
     2.01  Conversion of Securities...........................   4
     2.02  No Fractional Shares...............................   6
     2.03  Dissenting Shares..................................   6
     2.04  Notes..............................................   7
     2.05  Procedure for Exchange of Stock....................   8
     2.06  Company Expenses...................................  10

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY..  10
     3.01  Incorporation and Corporate Power..................  11
     3.02  Execution, Delivery; Valid and Binding Agreement...  11
     3.03  Approval of this Agreement.........................  11
     3.04  No Breach..........................................  11
     3.05  Governmental Authorities; Consents.................  12
     3.06  Capital Stock......................................  12
     3.07  Subsidiaries.......................................  13
     3.08  Financial Statements...............................  13
     3.09  Absence of Undisclosed Liabilities.................  14
     3.10  No Material Adverse Changes........................  14
     3.11  Absence of Certain Developments....................  14
     3.12  Title to Properties................................  16
     3.13  Accounts Receivable................................  16
     3.14  Tax Matters........................................  16
     3.15  Contracts and Commitments..........................  19
     3.16  Intellectual Property Rights.......................  20
     3.17  Litigation.........................................  24
     3.18  Warranties.........................................  24
     3.19  Employees..........................................  24
     3.20  Employee Benefit Plans.............................  25
     3.21  Insurance..........................................  26
     3.22  Affiliate Transactions.............................  26
     3.23  Customers and Suppliers............................  27
     3.24  Officers and Directors; Bank Accounts..............  27

   3.25  Compliance with Laws; Permits........................  27
   3.26  Environmental Matters................................  28
   3.27  Brokerage............................................  29
   3.28  Disclosure...........................................  30
   3.29  Information Statement................................  30
   3.30  Definition of Company's Knowledge....................  30

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OFAPERTUS........  30
   4.01  Incorporation and Corporate Power....................  30
   4.02  Execution, Delivery; Valid and Binding Agreement.....  30
   4.03  No Breach............................................  31
   4.04  Apertus Common Stock; Notes..........................  31
   4.05  Governmental Authorities; Consents...................  31
   4.06  SEC Documents........................................  31
   4.07  Brokerage............................................  32
   4.08  Ownership of the Company's Stock.....................  32
   4.09  Approval of this Agreement...........................  32
   4.10  Continuity of Business Enterprise....................  32

ARTICLE V -- COVENANTS OF THE COMPANY.........................  32
   5.01  Conduct of the Business..............................  32
   5.02  Access to Books and Records..........................  34
   5.03  Meeting of Stockholders..............................  34
   5.04  Demands..............................................  35
   5.05  Conditions...........................................  35
   5.06  No Shop..............................................  35
   5.07  Information Statement................................  35
   5.08  Confidentiality......................................  35

ARTICLE VI -- COVENANTS OF APERTUS............................  35
  6.01  Information Statement.................................  35
  6.02  Conditions............................................  36
  6.03  Payment of Loans......................................  36
  6.04  Apertus Board of Directors............................  36
  6.05  Blue Sky Permits......................................  36
  6.06  Form S-8..............................................  36
  6.07  Confidentiality.......................................  36
  6.08  Continuity of Business Enterprises....................  36
  6.09  Carleton Line of Credit...............................  36

ARTICLE VII -- CONDITIONS TO CLOSING..........................  37
  7.01  Conditions to Apertus's Obligations...................  37
  7.02  Conditions to the Company's Obligations...............  40

ARTICLE VIII -- TERMINATION...................................  41
  8.01  Termination...........................................  41
  8.02  Effect of Termination.................................  42

ARTICLE IX -- ADDITIONAL AGREEMENTS...........................  42
  9.01  Registration Rights...................................  42
  9.02  Employee Benefits.....................................  44
  9.03  Severance Benefits and Costs..........................  44
  9.04  Indemnification.......................................  44
  9.05  Reorganization........................................  44

ARTICLE X -- SURVIVAL AND OFFSET..............................  45
 10.01  Survival of Representations and Warranties............  45
 10.02  Right of Offset.......................................  45
 10.03  Stockholders' Representatives.........................  49

ARTICLE XI -- MISCELLANEOUS...................................  50
 11.01  Press Releases and Announcements......................  50
 11.02  Expenses..............................................  50
 11.03  Amendment and Waiver..................................  51
 11.04  Notices...............................................  51
 11.05  Assignment............................................  52
 11.06  Severability..........................................  52
 11.07  Complete Agreement....................................  52
 11.08  Counterparts..........................................  52
 11.09  Governing Law.........................................  52
 11.10  Jurisdiction; Service of Process......................  52

SIGNATURES....................................................  53

EXHIBIT A-1 -- Articles of Merger (Minnesota)
EXHIBIT A-2 -- Articles of Merger (Massachusetts)
EXHIBIT B --   Form of Note
EXHIBIT C --   Opinion of Company Counsel
EXHIBIT D --   Officers' Certificate of the Company
EXHIBIT E --   Opinion of Apertus Counsel
EXHIBIT F --   Officer's Certificate of Apertus
EXHIBIT G --   Exchange Agent Agreement

                          AGREEMENT AND PLAN OF MERGER



          This Agreement and Plan of Merger (this "Agreement") dated October 24, 1997, is entered into between Apertus Technologies Incorporated, a Minnesota corporation ("Apertus"), and Carleton Corporation, a Massachusetts corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Apertus and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that they enter into this Agreement, pursuant to which the Company would be merged with and into Apertus in accordance with the Minnesota Business Corporation Act (the "Minnesota Act"), the Massachusetts Business Corporation Law (the "Massachusetts Law") and the terms of this Agreement and the separate existence of the Company would cease (the "Merger");

          WHEREAS, the Agreement has been duly and validly approved by the respective Boards of Directors of Apertus and the Company;

          WHEREAS, the Board of Directors of the Company has recommended that the stockholders of the Company vote to approve the Agreement;

          WHEREAS, the parties intend that the aggregate consideration to be paid in respect of the Merger shall consist of cash, shares of common stock, $.05 par value, of Apertus ("Apertus Common Stock") and accreting notes (as hereinafter described, the "Notes") issued by Apertus ("Aggregate Merger Consideration");

          WHEREAS, the Company has outstanding, as of the date of this Agreement, 2,434,466 shares of common stock, $.01 par value ("Company Common Stock"), 484,818 shares of Class B common stock, $.01 par value ("Class B Common Stock"), 352,941 shares of convertible preferred stock, Series A, $.01 par value ("Series A Preferred Stock"), 531,226 shares of convertible preferred stock, Series B, $.01 par value ("Series B Preferred Stock"), options exercisable for an aggregate of 928,173 shares of Common Stock, and warrants held by Pioneer Capital Corporation exercisable for 358,505 shares of Common Stock (the "Pioneer Warrants");

          WHEREAS, each share of the Company's issued and outstanding capital stock ("Capital Stock") would be converted into a combination of a Note and Apertus Common Stock as follows:


                                   Note (Initial         Apertus
              Class/Series       Principal Amount)     Common Stock
          -------------------    -----------------   ---------------
          Common                       $0.328326     0.3769744 shs.
          Class B Common               $0.328326     0.3769744 shs.
          Series A Preferred           $1.82637      2.0970 shs.
          Series B Preferred           $0.6027       0.6920 shs.

(the Notes and Apertus Common Stock to be paid in respect of each share of Capital Stock of each class and series being referred to as the "Merger Consideration" as may be appropriate in the circumstances), except that stockholders holding 20,000 shares or less of Company Common Stock ("Minority Stockholders") would receive $1.06 per share in cash in lieu of the Merger Consideration, determined by the Board of Directors of the Company to be not less than the fair market value of the Merger Consideration to be received;

          WHEREAS, any option issued pursuant to the Company's stock option plans and outstanding immediately prior to the effectiveness of the Merger (an "Outstanding Stock Option") would be converted into and become an option to purchase shares of Apertus Common Stock on terms set forth herein;

          WHEREAS, the Pioneer Warrants would be converted into warrants to purchase a combination of Apertus Common Stock and a Note on the same basis as the Merger Consideration for Company Common Stock;

          WHEREAS, Apertus and Paul Fluckiger, the President and Chief Executive Officer of Carleton, are entering into an employment agreement concurrently herewith, which agreement will be effective upon the effectiveness of the Merger;

          WHEREAS, the Company has received an investment letter with appropriate voting lock-up provisions from each holder of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and each other holder of more than 20,000 shares of Company Common Stock; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER
                                   ----------

          1.01  The Merger.  At the Effective Time (as defined in
Section 1.03 hereof) in accordance with this Agreement, the Minnesota Act and the Massachusetts Law, the Company shall be merged with and into Apertus, the separate existence of the Company shall cease, and Apertus shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time.

          1.02 Effect of the Merger. The effect of the Merger shall be as set forth in Section 302A.641 of the Minnesota Act and Section 80 of the Massachusetts Law and Apertus shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Company, all without further act or deed.

          1.03 Effective Time. The parties hereto will cause Articles of Merger in the forms attached hereto as Exhibits A-1 and A-2 (the "Articles of Merger") to be executed, delivered and filed with the respective Secretaries of State of the State of Minnesota and the Commonwealth of Massachusetts in accordance with the Minnesota Act and the Massachusetts Law, respectively, and will make all other filings or recordings required by the Minnesota Act and the Massachusetts Law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at the time and date of the filing of the respective Articles of Merger with the Secretary of State of the State of Minnesota and the Secretary of State of the Commonwealth of Massachusetts. The time at which the Merger shall become effective is referred to herein as the "Effective Time." The day during which the Effective Time shall occur is referred to herein as the "Effective Date."

          1.04  Directors and Officers.  From and after the Effective
Time, the directors of Apertus shall be the persons who were the directors of Apertus immediately prior to the Effective Time; provided, however, that as of the Effective Date, Apertus shall increase the size of its Board of Directors by two members and appoint Paul Fluckiger and another director to be selected by Mr. Fluckiger to fill such vacancies. From and after the Effective Time, the officers of Apertus shall be (i) the persons who were the officers of Apertus immediately prior to the Effective Time and (ii) Paul Fluckiger, who will become the President and Chief Operating Officer of Apertus at the Effective Time.
Said directors and officers of Apertus shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of Apertus and applicable law.

          1.05 Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of Apertus as in effect immediately prior to the
Effective Time shall be the Articles of Incorporation of Apertus.   From and
after the Effective Time and until further amended in accordance with law, the Bylaws of Apertus as in effect immediately prior to the Effective Time shall be the Bylaws of Apertus.

          1.06 The Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402, within three business days after the meeting of stockholders referred to in Section 5.03 (the "Stockholders' Meeting") and will be effective as of the Effective Time.

          (b) The parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof at the Closing.

          1.07 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. Apertus shall not take any position in any tax return or other filing that is inconsistent with this intent. Notwithstanding the foregoing, neither the Company nor Apertus makes any representation or warranty whether the transactions contemplated by this Agreement qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The Company acknowledges that it and its stockholders have had the opportunity to obtain their own advice regarding the tax consequences of the Merger, and neither the Company nor its stockholders are relying on Apertus concerning such matters.

          1.08 Taking of Necessary Action; Further Action. Each of Apertus and the Company shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Minnesota Act and the Massachusetts Law. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Apertus with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of the Company, the officers of Apertus are fully authorized in the name of the Company or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE II

                 CONVERSION OF SECURITIES; MERGER CONSIDERATION
                 ----------------------------------------------

          2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Apertus, the Company or the holder of any of the following securities:

          (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Apertus, the Company or any direct or indirect subsidiary of Apertus or the Company and (ii) any Dissenting Shares (as defined in Section 2.03 hereof)) shall be canceled and extinguished and be converted into and become a right to receive a combination of
     0.3769744 shares of Apertus Common Stock and $0.328326 payable pursuant to an accreting note issued by Apertus (with terms described in Section
     2.04 hereof, a "Note"), without interest (except as specifically set forth in the Note); provided, however, that any Minority Stockholder shall receive in lieu of a Note and Apertus Common Stock cash based on a value of $1.06 per share of Company Common Stock;

          (b) each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Class B

     Common Stock owned by Apertus or the Company or any direct or indirect subsidiary of Apertus or the Company and (ii) any Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive a combination of 0.3769744 shares of Apertus Common Stock and $0.328326 payable pursuant to a Note, without interest (except as specifically set forth in the Note);

          (c) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series A Preferred Stock owned by Apertus or the Company or any direct or indirect subsidiary of Apertus or the Company and (ii) any Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive a combination of 2.097 shares of Apertus Common Stock and $1.82637 payable pursuant to a Note, without interest (except as specifically set forth in the Note);

          (d) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series B Preferred Stock owned by Apertus or the Company or any direct or indirect subsidiary of Apertus or the Company and (ii) any Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive a combination of 0.692 shares of Apertus Common Stock and $0.6027 payable pursuant to a Note, without interest (except as specifically set forth in the Note);

          (e) each share of Capital Stock issued and outstanding immediately prior to the Effective Time and owned by Apertus or the Company or any direct or indirect subsidiary of Apertus or the Company shall be canceled and extinguished, and no payment shall be made with respect thereto;

          (f) any Outstanding Stock Option shall fully vest immediately prior to the Effective Time and be, in connection with the Merger, assumed by Apertus; each Outstanding Stock Option so assumed by Apertus shall continue to have and be subject to the same terms and conditions set forth in the respective Company stock option plan and/or as provided in the respective option agreements governing such Outstanding Stock Option immediately prior to the Effective Time, except that (i) any shares of Apertus Common Stock received upon exercise of such Outstanding Stock Option may not be sold until at least six months following the Effective Time, (ii) such Outstanding Stock Option shall be exercisable for that number of whole shares of Apertus Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Outstanding Stock Option immediately prior to the Effective Time multiplied by 0.54263 rounded down to the nearest whole number of shares of Apertus Common Stock, and (iii) the per share exercise price for the shares of Apertus Common Stock issuable upon exercise of such assumed Outstanding Stock Option shall be equal to the exercise price per share of Company Common Stock at which such Outstanding Stock Option was exercisable immediately prior to the Effective Time divided by 0.54263, rounded up to the nearest whole cent; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock option"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
     Section 424(a) of the Code; and

          (g) the Pioneer Warrants shall be, in connection with the Merger, assumed by Apertus and shall continue to have and be subject to the same terms and conditions set forth in the Pioneer Warrants immediately prior to the Effective Time, except that (i) such Pioneer Warrants shall be converted into and become warrants to purchase in lieu of each share of Company Common Stock a combination of 0.3769744 shares of Apertus Common Stock (where the total number of shares underlying each warrant is rounded down to the nearest whole number of shares of Apertus Common Stock) and $0.328326 principal amount of Notes, which numbers reflect the special doubling adjustment included in Section 4.4 of that certain Pioneer Warrant dated May 29, 1997 (the "Doubling Adjustment"), and (ii) the Doubling Adjustment shall be eliminated.

          2.02 No Fractional Shares.  Fractional shares of Apertus
Common Stock shall not be issued upon the surrender for exchange of certificates representing shares of Capital Stock. Instead, any fractional portion of a share of Apertus Common Stock shall be paid out in cash at a value of $1.95 per share.

          2.03 Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, if
Section 86 of the Massachusetts Law shall be applicable to the Merger, shares of Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who have delivered, prior to any vote on the Merger, a written notice objecting to the proposed Merger and stating an intention to demand payment for the fair value of such shares if the Merger is consummated in the manner provided in Section 86 of the Massachusetts Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Notes and Apertus Common Stock pursuant to Section 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by Sections 86-97 of the Massachusetts Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 86-97 of the Massachusetts Law shall receive payment therefor from Apertus in accordance with the Massachusetts Law; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 86 of the Massachusetts Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Apertus, as provided in Section 2.01 hereof.

          (b) If the holder of any shares of Capital Stock shall become entitled to receive payment for such shares pursuant to Sections 86-97 of the Massachusetts Law, such payment shall be made by Apertus in accordance therewith.

          2.04 Notes.

          (a) Each holder of shares of Capital Stock entitled to receive shares of Apertus Common Stock shall receive a Note with an initial principal amount set forth in Section 2.01 ("Initial Principal Amount"). The final principal amount ("Final Amount") of the Note is subject to reduction as described below. Such Notes shall also provide a source of offset to Apertus pursuant to Article X hereof. Each Note issued by Apertus shall be in substantially the form of Exhibit B hereto.

          (b) The Final Amount of the Note will be the Reduced Principal Amount (as defined below) multiplied by the Accretion Ratio (as defined below), less the pro rata portion of (i) the amount of cash payments made by Apertus in respect of Company Common Stock, (ii) Apertus Losses (excluding Carleton Europe Losses) (as such terms are defined in Section 10.02) and (iii) the expenses incurred by the Stockholders' Representatives and paid by Apertus in accordance with Section 10.03(c). The "Reduced Principal Amount" shall equal the Initial Principal Amount less the pro rata portion of (i) the amount by which Carleton's expenses relating to legal, investment banking and accounting professional services fees and similar out-of-pocket fees and expenses in connection with the negotiation of this Agreement exceed $300,000, as described in Section 2.06,
(ii) the amount of severance benefits and related costs arising within six months of Closing and paid by Apertus pursuant to those individual employment or severance agreements between Carleton and its employees set forth on Schedule 9.03, (iii) Carleton Europe Losses and (iv) the "Revenue Adjustment," which shall be determined based on the total revenues (determined in accordance with generally accepted accounting principles) of Apertus's data warehousing business, including the business and assets of the Company acquired by Apertus hereunder together with all product-related revenues of Apertus other than revenues derived directly from Apertus's Internet Services Division (or the sale of such Division by Apertus), between September 29, 1997 and March 28, 1998 as follows:

          Carleton/Apertus Revenues           Revenue Adjustment
          -------------------------           ------------------
               $3,500,000 or less                  $1,000,000
               $3,750,000                          $  800,000
               $4,000,000                          $  600,000
               $4,250,000                          $  300,000
               $4,500,000 or more                  $        0
provided, that the Revenue Adjustment between the designated Carleton/Apertus revenue intervals shall be prorated on a linear basis between the corresponding intervals. The "Accretion Ratio" shall be the ratio that the Fair Market Value on the date that is three years from the date of the Note (the "Maturity Date") bears to the Fair Market Value on the date of the Note; provided, however, that the Accretion Ratio shall not be greater than 200% nor less than 50%. "Fair Market Value" will be the average last sale price (unweighted), as reported on the Nasdaq Stock Market, of the shares of Apertus Common Stock for the 60-day calendar day period ending the business day prior to the date of determination. The "pro rata portion" shall be based upon the ratio that the Initial Principal Amount of the Note bears to the aggregate Initial Principal Amount of all Notes issued pursuant to the Merger, and for this purpose, the Initial Principal Amount of all Notes issuable upon the exercise of Outstanding Warrants (as defined in Section 3.06) shall be deemed to be outstanding.

          (c) The Final Amount of this Note is payable in full on the Maturity Date. All accrued interest shall be due and payable on the same day as such principal is payable. However, Apertus will have the option to pay that portion of the Final Amount exceeding the Reduced Principal Amount (the "Accretion") on a date that is two years from the Maturity Date without interest or penalty upon making a payment equal to 5% of the Accretion on the Maturity Date to the holder thereof.

          2.05 Procedure for Exchange of Stock.

          (a) As soon as reasonably practicable after the Effective Time, an exchange agent appointed by Apertus (the "Exchange Agent," which shall be Norwest Bank Minnesota, National Association), shall mail to each record holder of a certificate or certificates holders that immediately prior to the Effective Time represented outstanding shares of Capital Stock (the "Certificates"), (i) a letter of transmittal (which shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such holder's Merger Consideration. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.

          (b) Subject to Section 2.05(d), upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Exchange Agent shall distribute in exchange therefor, (i) in the case of any Minority Stockholder, the cash to which such holder is entitled under the Dissenting Shares proviso to Section 2.01(a), and (ii) in the case of any other holder of Capital Stock, (X) a Note issuable to such holder pursuant to Section 2.01, (Y) a certificate or certificates representing the number of whole shares of Apertus Common Stock issuable to such holder pursuant to
Section 2.01 and (Z) cash in lieu of any fractional share thereof in accordance with Section 2.02, and the Certificate so surrendered shall forthwith be canceled.

          (c) Subject to Section 2.05(g), until surrendered and exchanged as contemplated by this Section 2.05, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Capital Stock formerly represented by such Certificate, and until such surrender and exchange, (i) no portion of the Merger Consideration shall be paid to the holder of such Certificate in respect thereof and (ii) the holder of such Certificate shall not be entitled to vote the shares of Apertus Common Stock into which the shares of Capital Stock will be converted upon surrender and exchange. Shares of Apertus Common Stock issuable upon such surrender and exchange shall not be deemed outstanding unless and until such surrender and exchange.

          (d) Notwithstanding any other provision of this Agreement, if Apertus determines that issuance of Apertus Common Stock and Note to any holder of Company Common Stock could affect the exemption from registration of the Apertus Common Stock under the Securities Act of 1933, as amended ("Securities Act"), then such holder shall instead receive cash in lieu of Notes and Apertus Common Stock based upon a value of $1.06 per share of Company Common Stock.

          (e) If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to Apertus any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Apertus that such tax either has been paid or is not payable.

          (f) Except as specifically set forth in the Notes, no interest shall accrue or be payable with respect to any amounts which any holder of shares of Capital Stock shall be so entitled to receive.

          (g) Apertus shall pay the Merger Consideration attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Capital Stock represented thereby and of appropriate indemnification.

          (h) After the Effective Time, there shall be no transfers on the stock transfer books of Apertus of the shares of Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to Apertus, they shall be canceled and exchanged for the Merger Consideration as provided in this
Section 2.05, subject to applicable law in the case of Dissenting Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Capital Stock except as otherwise provided in this Agreement or by law.

          (i) Apertus will pay no dividends and make no other distributions with respect to Apertus Common Stock with a record date after the Effective Time to the holder of any unsurrendered Certificate evidencing shares of Capital Stock, and Apertus will make no cash payment in lieu of fractional shares to any such holder pursuant to Section 2.02 until the holder of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Exchange Agent, on behalf of Apertus, shall pay to the record holder of the certificate representing whole shares of Apertus Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Apertus Common Stock to which such holder is entitled pursuant to Section 2.02 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Apertus Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Apertus Common Stock.

          (j) The Merger Consideration delivered upon the surrender for exchange of shares of Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.01 or 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

          (k) None of Apertus, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Apertus Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          2.06 Company Expenses. For purposes of determining the Merger Consideration, the Company's expenses relating to legal, investment banking and accounting professional services fees and similar out-of-pocket fees and expenses in connection with the negotiation of this Agreement have been assumed to be $300,000. To the extent that such expenses exceed $300,000, Apertus shall be entitled to reduce the aggregate Initial Principal Amounts of the Notes by an amount equal to such excess on a pro rata basis. The payments required by this
Section 2.06 are in addition to the indemnification provided in Section 10.02 and accordingly shall be deducted from the Notes without regard to the provisions of Section 10.02(e)(iii) establishing a threshold amount.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

               The Company hereby represents and warrants to Apertus that, except as set forth in the Schedules hereto:

          3.01 Incorporation and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The Company has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's Articles of Organization and Bylaws which have been furnished by the Company to Apertus prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Schedule 3.01 contains a correct and complete list of each jurisdiction in which the conduct of the Company's business or the ownership, leasing or operation of its properties and assets requires the Company to be qualified to do business, and the Company is qualified to do business and is in good standing as a foreign corporation under the laws of each of those jurisdictions.

          3.02 Execution, Delivery; Valid and Binding Agreement. Subject to the approval of the Company's stockholders, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, except to the extent that the validity and effectiveness of the Merger and the other transactions taking place at the Closing are subject to the approval of the Company's stockholders, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, and the Articles of Merger, when executed and filed by the Company, will be effective in accordance with its terms.

          3.03  Approval of this Agreement.  The Company's Board of
Directors has, by resolutions duly adopted at a meeting held on October 23, 1997, approved this Agreement and the transactions contemplated hereby, and resolved to recommend approval of this Agreement by the Company's stockholders. None of the resolutions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

          3.04 No Breach. Except as set forth in Schedule 3.04, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration under, result in any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "Person" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof), under the provisions of the Articles of Organization or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

          3.05 Governmental Authorities; Consents. Except for the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.05, no consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of this Agreement by the stockholders of the Company) is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          3.06 Capital Stock. The authorized capital stock of the Company is shown below:


              Class and Series         Authorized  Outstanding
           ------------------------    ----------  -----------

           Common Stock                10,500,000    2,434,466
           Class B Common Stock           485,000      484,818
           Series A Preferred Stock       353,000      352,941
           Series B Preferred Stock       532,000      531,226

All of such outstanding shares of Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities created by statute, the Articles of Organization or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Schedule 3.06(a) shows the names of all holders of Capital Stock, their last known address and the number of shares of Company Common Stock, Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock held of record by each. There are Outstanding Stock Options to purchase 928,173 shares of Company Common Stock. Schedule 3.06(b) shows the names of holders of Outstanding Stock Options, their last known address, the number of shares of Capital Stock for which the option is exercisable, the exercise price and the expiration date. The Company has issued warrants to purchase 358,505 shares of Company Common Stock outstanding ("Outstanding Warrants"), which number reflects the Doubling Adjustment. All Outstanding Warrants are held by Pioneer Capital Corporation ("Pioneer"). Schedule 3.06(b) shows such holder's last known address, the number of shares of Capital Stock for which each Outstanding Warrant is exercisable, the exercise price and the expiration date. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of Capital Stock by the Company and, except for the Series A

Preferred Stock, the Series B Preferred Stock, Outstanding Stock Options, Outstanding Warrants and the conversion rights of the holder under certain Promissory Notes dated May 29, 1997, July 24, 1997 and August 22, 1997 issued to Pioneer (the "Pioneer Notes"), there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. Except with respect to the liquidation preferences of holders of Series A Preferred Stock and Series B Preferred Stock, as provided in the Company's Articles of Organization, there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

          3.07  Subsidiaries.   Except as set forth in Schedule 3.07,
the Company does not have and has never had any subsidiaries and does not otherwise own any stock, partnership interest, joint venture interest or any other security of, or ownership interest or investment in, any other corporation, organization, partnership or other business entity. Except as set forth in Schedule 3.07, the subsidiary described in Schedule 3.07 (the "Subsidiary") has no assets or liabilities. Prior to Closing, all issued and outstanding shares of capital stock of the Subsidiary will be owned by the Company free and clear of all liens, charges, encumbrances, claims and options of any nature. All of the outstanding shares of capital stock of the Subsidiary have been duly and validly authorized and issued, and are fully paid and nonassessable. For purposes of the representations and warranties in this
Article III, the Company shall be deemed to include the Subsidiary.

          3.08  Financial Statements.  The Company has delivered to
Apertus copies of (a) the unaudited balance sheet, as of September 30, 1997 (the "Balance Sheet Date"), of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings, stockholders' equity and cash flows of the Company for the seven-month period ended September 30, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the audited balance sheets, as of February 29, 1996 and February 28, 1997 of the Company and the audited statements of earnings, stockholders' equity and cash flows of the Company for each of the two years ended February 28, 1997 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

          3.09 Absence of Undisclosed Liabilities. The Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, (iii) liabilities not required to be reflected on the face of a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, and (iv) as otherwise set forth in Schedule 3.09.

          3.10  No Material Adverse Changes.  Except as set forth on
Schedule 3.10, since February 28, 1997, there has been no material adverse change in the assets or liabilities, the business, the financial condition, the results of operations or the prospects (collectively, the "Condition") of the Company (a "Material Adverse Change").

          3.11 Absence of Certain Developments. Except as set forth on Schedule 3.11, since the Balance Sheet Date, the Company has not:

          (a) borrowed any amount or incurred or become subject to any liability in excess of $10,000 except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance any of its assets with a fair market value in excess of $10,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or (iv) liens set forth on Schedule 3.11;

          (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $10,000, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employee, affiliate or stockholder) any tangible assets with a fair market value in excess of $10,000 or canceled or forgiven any debt, claim or receivable in excess of $10,000, except in the ordinary course of business;

          (e) sold, assigned or transferred ownership of (including, without limitation, transfers to any employee, affiliate or stockholder) any patent, trademark, trade name, copyright, trade secret or other intangible asset;

          (f) disclosed to any person other than Apertus and authorized representatives of Apertus any proprietary confidential information, other than pursuant to (i) a confidentiality agreement prohibiting the use or further disclosure of such information, each of which agreement is identified in the
Schedule 3.11 and is in full force and effect on the date hereof;

          (g) waived any rights of value or suffered any extraordinary losses or adverse changes in collection loss experience;

          (h) declared or paid any dividends or other distributions with respect to the Capital Stock or redeemed or purchased, directly or indirectly, any shares of the Capital Stock or any equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 3.22 hereof) other than employment arrangements disclosed on
Schedule 3.11;

          (k) assumed, guaranteed, endorsed or otherwise become liable for the obligation of any person;

          (l) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it in excess of $10,000, whether or not covered by insurance;

          (m) except as set forth in Schedule 3.11, made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $75,000 per year, or consultant or other agent or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (n) made any single capital expenditure or commitment therefor in excess of $10,000;

          (o) made any loan, advance or capital contribution to, or investment in, any person in excess of $10,000;

          (p) made charitable contributions or pledges which in the aggregate exceed $1,000; or

          (q) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

          3.12 Title to Properties.

          (a) The Company does not own any real property. The leases (the "Leases") described on Schedule 3.12 constitute all of the real property used or occupied by the Company and are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases. The Company has delivered to Apertus complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Apertus. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor is any other party to any of the Leases in default.

          (b) Except as set forth in Schedule 3.12, the Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth on Schedule 3.12, (iii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) liens in respect of pledges or deposits under workers' compensation laws.

          (c) The Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and the Company has not received any notice of any such violation.

          3.13 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, except to the extent to which revenue has not been recognized.

          3.14  Tax Matters.

          (a) Except as set forth in Schedule 3.14, each of the Company and any subsidiary, any affiliated, combined or unitary group of which the Company is or was a member, and any "Plans" (as defined in Section 3.20 hereof), as the case may be, has: (i) properly filed (or has had properly filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (o) below) or required to be filed or sent by it by any taxing authority having jurisdiction, and all such Returns are true and correct in all material respects; (ii) properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Balance Sheet, in accordance with generally accepted accounting principles, accounts that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on or prior to the Closing Date; (iv) complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (b) There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

          (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved or paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor, to the Company's knowledge, is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor, to the Company's knowledge, is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company that would exceed the estimated reserves established on its books and records.

          (d) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) under Section 280G of the Code.

          (e) Except as set forth in Schedule 3.14, the Company has not requested any extension of time within which to file any Return, which Return has not since been filed. No property of the Company is property that the Company is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

          (f) The Company is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company as a result of the Tax Reform Act of 1986 and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

          (g) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

          (h) The Company has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and the Company will not engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

          (i) The Company has not filed any consent under Section
341(f) of the Code.

          (j) The Company has evidence of payment for all taxes, charges, fees, levies or other assessments of a foreign country paid or accrued for the fiscal years ending three years prior to the Closing Date.

          (k) The Company, to the extent it is a "controlled foreign corporation" within the meaning of Section 957 of the Code, does not have now nor has it had at any time in the past "subpart F income" within the meaning of
Section 952 of the Code.

          (l) The Company is, and at all times has been, a corporation or association taxable as a corporation for United States income tax purposes.

          (m) Any "FSC" (within the meaning of Section 922 of the Code) has been properly operated in accordance with the provisions of Sections 921-927 of the Code.

          (n) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

          3.15 Contracts and Commitments.

          (a) Schedule 3.15 lists the following agreements to which the Company is a party, which are currently in effect, and which relate to the operation of the business of the Company: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) agreement prohibiting the Company from soliciting any person to become an employee of the Company;
(vii) contract, agreement or understanding relating to the voting of Company Common Stock or the election of directors of the Company; (viii) agreement relating to the borrowing of money in excess of $50,000 in the aggregate;
(ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which the Company is lessee of, or holds or operates any property, real or personal, owned by any other party requiring rentals in excess of $15,000 per year, other than shown on Schedule 3.12; (xi) lease or agreement under which the Company is lessor of, or permits any third party to hold or operate, any property, real or personal, except for the software leases to customers; (xii) contract or group of related contracts with the same party by which the Company has agreed to purchase products or services with an undelivered balance of such products or services in excess of $25,000; (xiii) each contract or group of related contracts with the same party by which the Company has agreed to sell products or services with an undelivered balance of such products or services in excess of $25,000; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) with the Company involving more than $25,000; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) franchise agreement; (xvii) license agreement or agreement providing for the payment or receipt of royalties or other license fees by the Company in excess of $25,000 for the 12 month period ending August 31, 1997 (other than as shown on Schedule 3.16(a)(vii)); (xviii) contract or commitment for capital expenditures by the Company in excess of $25,000; (xix) agreement by the Company for the sale of any capital asset; (xx) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxi) other agreement which provides for payments in excess of $25,000 per year.

          (b) Except as disclosed in Schedule 3.15(b), the Company has performed all obligations required to be performed by it in connection with each of the contracts or commitments required to be disclosed in Schedule 3.15 and is not in default under any contract or commitment required to be disclosed in Schedule 3.15; the Company has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment required to be disclosed in Schedule 3.15; and there is no breach or, to the Company's knowledge, anticipated breach by any other party to any contract or commitment required to be disclosed in Schedule 3.15.

          (c) Prior to the date of this Agreement, Apertus has been supplied with, or been provided access to, a true and correct copy of each written contract or commitment referred to in Schedule 3.15, together with all amendments, waivers or other changes thereto.

          (d) Any contract or commitment that requires a payment to any person by virtue of the transactions contemplated by this Agreement is referred to as a "Change of Control Contract." All such Change of Control Contracts are shown on
Schedule 3.15.

          3.16 Intellectual Property Rights.

          (a) As used in this Agreement, the following terms shall have the following meaning:

              (i) "Business" shall mean the businesses in which the Company is engaged as of the Closing Date;

             (ii) "Copyrights" shall mean rights in original works of authorship including, without limitation, computer programs, as those terms are used in 17 U.S.C. (S)101 et seq. and corresponding rights under foreign laws;

             (iii) "Distribution Agreements" shall mean each agreement under which third parties are granted rights to distribute products or provide services incorporating or utilizing any of the Intellectual Property Rights, all of which are identified in Schedule 3.16(a)(iii);

             (iv) "Intellectual Property Rights" shall mean all the Patent Rights, Copyrights, Trademarks and Trade Secrets, and other similar rights in technology or business information that are owned or exclusively controlled by the Company on the Closing Date and used in or held for use in the Business. Intellectual Property Rights shall include, without limitation, those properties listed on Schedule 3.16(a)(iv);

             (v) "Know-How" shall mean (i) design documents, (ii) specifications and performance criteria, (iii) operating instructions and maintenance manuals, (iv) manufacturing information, including production documentation, methods, layouts and supplier and cost information, (v) computer software tools and related documentation, including, without limitation, source code, object code, development tools, files, records, data and all media on which any of the foregoing is recorded, (vi) prototypes, models or samples, (vii) computer-aided design or computer-aided manufacturing data, (viii) files relating to applications for Intellectual Property Rights and (ix) all other tangible materials (not necessarily proprietary) used in or held for use in the Business as of the Closing Date;

          (vi)   "Patent Rights" shall mean rights provided by a United
     States or foreign patent, including reissues or extensions thereof, and on applications for the foregoing, including any divisions, continuations and continuations-in-part thereof filed by the Company on or before the Closing Date or by Apertus or the Company after the Closing Date;

          (vii) "License Agreements" shall mean each agreement under which the Company is granted the right to use any intellectual property rights owned or controlled by a third party, for monetary or other consideration in excess of $25,000 in any one of 1995, 1996 or 1997, all of which are identified in Schedule 3.16(a)(vii);

          (viii) "Software" shall mean all computer software products that are owned or exclusively controlled by the Company on the Closing Date and used in or held for use in the Business, including, without limitation, those identified by title on Schedule 3.16(a)(viii);

          (ix) "Trademarks" shall mean trade names, trademarks, service marks, trade dress and product configurations that are used or intended to be used in connection with the Business or any part thereof as of the Closing Date and all (1) goodwill and common law rights associated therewith, (2) registration applications pending thereon in any state and in any country, and (3) registrations issued thereon in any state and in any country, including, but not limited to, those names, marks, etc. identified in Schedule 3.16(a)(ix); and

          (x) "Trade Secrets" shall mean all proprietary information that is used in or held for use in connection with the Business and that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, third parties who can obtain economic value from its disclosure or use and (2) is the subject of efforts by the Company that were and are reasonable under the circumstances to maintain its secrecy, such as, without limitation, computer program designs, unpublished computer programs, inventions conceived but not embodied in a patent application, customer lists, vendor lists, merchandising information, cost and unpublished pricing information, and information regarding future business opportunities.

       (b) Except as set forth in Schedule 3.16, the Company hereby represents and warrants to Apertus that:

          (i) The Company owns and possesses all right, title and interest in the Intellectual Property Rights and the Know-How and, except as shown on
     Schedule 3.16(b)(i), has the right to disclose all Know-How to Apertus. The Company has taken reasonable action to protect and maintain the secrecy of those Intellectual Property Rights whose value is substantially dependent on such secrecy and the trade secrets or confidential information of third parties provided to the Company;

          (ii) The Intellectual Property Rights together with the third party rights licensed to the Company under the License Agreements comprise all intellectual property rights used or held for use in the Business;

          (iii) No claim by any third party contesting the validity of any Intellectual Property Rights has been made or is currently outstanding, and the Company has not received any notice and is not aware of any facts concerning any infringement, misappropriation or violation by others of any Intellectual Property Rights;

          (iv) No infringement, misappropriation or violation of any third party intellectual property rights has occurred in the use of the Intellectual Property Rights and Know-How by the Company;

          (v) The Company has complied with all applicable disclosure requirements and has not committed any fraudulent act in the application for and maintenance of any Patent, Trademark or Copyright;

          (vi) The Company has not received notice from any person that the operation of the business of the Company, including its design, development, manufacture and sale of its products (including products currently under development) and provision of its services, infringes or misappropriates the intellectual property of any person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction;

          (vii) The License Agreements constitute all agreements under which the Company has obtained the right to use any intellectual property rights of third parties in exchange for a royalty or any other consideration in excess of $25,000 in any one of 1994, 1995, 1996 or 1997;

          (viii) The Distribution Agreements and evaluation and non-disclosure agreements entered into in connection with marketing of the Company's products ("Evaluation Agreements") constitute all agreements (other than agreements with end-users of Software) under which the Company has granted to third parties the right to use the Intellectual Property Rights;

          (ix) The License Agreements and Distribution Agreements are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of the License Agreements and Distribution Agreements. Following the Closing Date, Apertus will be able to exercise all of the Company's rights under the License Agreements and Distribution Agreements without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

        (c) Except as set forth on Schedule 3.16, specifically with respect to the Software and without limiting the foregoing, the Company hereby represents and warrants to Apertus that:

          (i)    The Company is the sole proprietor of the Software;

          (ii) The Company has the full power and authority to commercially exploit all rights in the Software (to the extent provided for in the License Agreements with respect to intellectual property rights owned or controlled by a third party), and except for the Distribution Agreements, no person has previously assigned, transferred or otherwise encumbered these rights;

          (iii) Except for the end-user license agreements, Distribution Agreements and Evaluation Agreements, the Company has not granted to any third party any license for or access to the Software;

          (iv)   No material portion of the Software is in the public domain;

          (v) The Software and the reproduction, preparation of derivative works based upon, performance of or display of the Software does not infringe or violate any statutory copyright of any third party;

          (vi) The Software does not invade the right of privacy or publicity of any person or contain any matter libelous or otherwise in contravention of the rights of any third person;

          (vii) The Software contains no matter, the publication or sale of which otherwise violates any federal or state statute or regulation, nor is the Software in any other manner unlawful;

          (viii) All Software is free from any viruses, worms, bombs, traps or other code designed to interrupt normal processing, corrupt data or render such Software unusable;

          (ix) Written permission has been obtained for the incorporation of any code, text or other subject matter not owned by the Company and incorporated in the Software;

          (x) All Software is Millennium Compliant, including date century recognition, calculations that accommodate same century and multi-century formulas and date values that reflect the century. As used herein, "Millennium Compliant" shall mean the ability of the Software to provide the following date-related functions:

                (A) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; and

                (B) function in accordance with all documentation in all material respects without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

          (xi) All Software, up to and included in Release 5.6 on its certified platforms as of the date hereof, conforms in all material respects to the associated written specifications, documentation, performance standard, representation or statement (if any) made or provided with respect thereto by or with authorization of the Company; and

          (xii) Except as set forth in Schedule 3.16(c)(xii), the Company has not (other than pursuant to the end-user license agreements, Distribution Agreements and Evaluation Agreements) disclosed or delivered to any person, or permitted the disclosure or delivery to any person other than employees and contractors of the Company of the source code, or any portion or aspect of the source code, of any Software.

          (d) Schedule 3.16(d) lists the Company's end-user license agreements with third parties currently in effect involving receipt of license fees in excess of $25,000 for the 12 month period ending August 31, 1997.

          3.17 Litigation. Except as set forth in Schedule 3.17, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          3.18 Warranties. Schedule 3.18 summarizes all claims pending or, to the knowledge of the Company, threatened for breach of any warranty or agreement relating to any products or services sold or provided by the Company prior to the date hereof. Schedule 3.18 lists all products that the Company has contracted to deliver whose development has not been completed. There are no material inherent design defects or systemic or chronic problems in such products. Schedule 3.18 shows release dates for all announced versions of Software products.

          3.19 Employees. Schedule 3.19 lists each employee of the Company (the "Employees") and the position, title, remuneration (including any scheduled salary or remuneration increases, bonus, retention and deferred compensation arrangements), date of employment and whether such Employee has a written employment agreement with the Company. Schedule 3.19 also lists the nonimmigrant status of each Employee who is an alien who is authorized to work in the United States in nonimmigrant status. Except as disclosed on Schedule 3.19, (a) to the knowledge of Company, no Employee of the Company has provided notice of termination of his or her employment prior to or within 60 days following the Effective Date; (b) the Company has complied in all respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) for each Employee hired after November 6, 1986, the Company has completed and retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations (and has not undergone any compliance review or inspection by the Immigration and Naturalization Service with respect thereto); (d) to the Company's knowledge, the Company has no labor relations problem relating to collective bargaining or labor organization pending; (e) no workers' compensation claim is pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (f) to the Company's knowledge, no Employee is subject to any noncompetition agreement that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; (g) no Employee or former employee has any valid claim with respect to any Intellectual Property Rights of the Company; (h) no Employee has a right to receive a bonus based on any period ending after February 28, 1998; and (i) no Employee has any severance rights.

          3.20 Employee Benefit Plans.

          (a) Schedule 3.20 lists (i) all nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) all qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the
Code); (iii) all qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) all employee welfare benefit plans (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company with respect to Employees and former employees of the Company and all dependents and beneficiaries of such Employees and former employees.

          (b) All employee benefit plans (as defined in Section 3(3) of ERISA) which the Company maintains or to which it contributes (collectively, the "Plans") comply with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

          (c) The Company has provided or made available to Apertus true and complete copies of (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter;
(ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports, if any.

          (d) The Company does not contribute (and has not ever contributed) to
any multi-employer plan, as defined in Section 3(37) of ERISA.   The Company has
no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Schedule 3.20,
(ii) health care continuation benefits described in Section 4980B of the Code or
(iii) as otherwise required by applicable law.

          (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Apertus, Apertus's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

          (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

          3.21 Insurance. Schedule 3.21 lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

          3.22 Affiliate Transactions. To the knowledge of the Company, except as disclosed Schedule 3.22, no shareholder, officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. To the knowledge of the Company, none of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

          3.23 Customers and Suppliers. Schedule 3.23 lists the 10 largest customers (in terms of initial license fees) of the Company for each of the year ended February 28, 1997 and the six months ended August 31, 1997 and sets forth opposite the name of each such customer the dollar amount of revenues attributable to such customer for each such period. Since the Balance Sheet Date, no customer listed on Schedule 3.23 has notified the Company that it will stop doing business with the Company.

          3.24 Officers and Directors; Bank Accounts. Schedule 3.24 lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

          3.25  Compliance with Laws; Permits.

          (a) The Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes to which the Company may be subject. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available after the Closing Date.

          (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth in Schedule 3.25. The Company has conducted its business in compliance with all terms and conditions of the Permits.

          (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

          (d) In particular, but without limiting the generality of the foregoing, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

          3.26 Environmental Matters.

          (a) As used in this Section 3.26, the following terms shall have the following meanings:

              (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

              (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

              (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) To the Company's knowledge, the Company is in compliance with all applicable Environmental Laws.

          (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate its properties (collectively, the "Environmental Permits"). A true and correct copy of each such Environmental Permit has been provided by the Company to Apertus. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws.

          (d) Except as set forth in Schedule 3.26, to the Company's knowledge:
(i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the property owned or leased by the Company or any subsidiary at any time (the "Real Property"), (ii) the Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled.

          (e) Except as set forth in Schedule 3.26, the Company has not received notice alleging in any manner that it is or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

          (f) To the Company's knowledge, no expenditure will be required in order for Apertus to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

          (g) To the Company's knowledge, neither the Company nor the Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) The Company has disclosed and delivered or made available to Apertus all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company.

          (i) To the Company's knowledge, no part of the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) To the Company's knowledge, no lien has been attached or filed against the Company or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

          3.27 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for fairness opinion or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, except for Covington Associates, which is entitled to receive a fee calculated as set forth in Schedule 3.27.

          3.28 Disclosure. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VII hereof nor the schedules nor any of the financial statements referred to in Section 3.08 hereof, taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement that materially adversely affects the Condition of the Company.

          3.29 Information Statement. None of the information regarding the Company supplied or to be supplied by the Company to Apertus for inclusion in the Information Statement (as described in Section 6.01 hereof) and any other documents regarding the Company supplied or to be supplied by the Company to be filed with the Securities and Exchange Commission ("SEC") or any regulatory authority in connection with the transactions contemplated herein will, at the respective times the Information Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Information Statement, when mailed and at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          3.30 Definition of Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or "to the best knowledge of the Company" or any similar phrase means the actual knowledge of the Company's current President, Chief Financial Officer, Vice President of Sales and Marketing and Vice President of Software Development, without any obligation on any of their parts to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF APERTUS
                   -----------------------------------------

          Apertus hereby represents and warrants to the Company that:

          4.01 Incorporation and Corporate Power. Apertus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Apertus and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Apertus and constitutes the valid and binding obligation of Apertus, enforceable in accordance with its terms, and the Articles of Merger, when executed and filed by Apertus, will be effective in accordance with its terms.

          4.03 No Breach. The execution, delivery and performance of this Agreement by Apertus and the consummation by Apertus of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Apertus, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Apertus or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Apertus is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Apertus is subject.

          4.04 Apertus Common Stock; Notes. The Apertus Common Stock to be issued as a part of the Merger Consideration has been duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable. The Notes to be issued as a part of the Merger Consideration have been duly authorized, and each Note, upon issuance, will constitute the valid and binding obligation of Apertus, enforceable in accordance with its terms.

          4.05 Governmental Authorities; Consents. Except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and any filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Apertus is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Apertus in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          4.06 SEC Documents. Apertus has filed all required reports, schedules, forms, statements, and other documents with the SEC since September 30, 1994 (together with later filed documents that revise or supersede earlier filed documents, the "Apertus SEC Documents"). As of their respective dates, the Apertus SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Apertus SEC Documents. None of the Apertus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Apertus included in the Apertus SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Apertus and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          4.07 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Apertus.

          4.08 Ownership of the Company's Stock. Neither Apertus nor any of its subsidiaries owns or has any beneficial interest in any shares of Capital Stock or other securities convertible into Capital Stock.

          4.09 Approval of this Agreement. Apertus's Board of Directors has approved this Agreement and the transactions contemplated hereby, and no further action on the part of Apertus's shareholders or otherwise is required in connection with the Merger or any other transaction contemplated to take place in connection therewith.

          4.10 Continuity of Business Enterprise. It is the present intention of Apertus to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

                                  ARTICLE V

                          COVENANTS OF THE COMPANY
                          ------------------------

          5.01 Conduct of the Business. The Company shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Apertus in writing:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance with all applicable laws, rules and regulations and the Company's past custom and practice;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of Capital Stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Organization or Bylaws; (iv) split, combine or reclassify any outstanding shares of Capital Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Capital Stock; (v) except by virtue of the Merger redeem, purchase or acquire or offer to acquire any shares of Capital Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);

          (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) The Company shall (i) use its best efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Apertus to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Apertus of any emergency or other change in the normal course of the Company's business or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (v) promptly notify Apertus in writing if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue;

          (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Apertus;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Apertus; and (iv) not amend any Return; and

          (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11.

          5.02 Access to Books and Records. Between the date hereof and the Closing Date, the Company shall afford to Apertus and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Arthur Andersen LLP the Company's independent accountants, and otherwise provide such assistance as is reasonably requested by Apertus in order that Apertus may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Apertus to enable Apertus to contact such third parties, including customers, prospective customers, specifying agencies, vendors, or suppliers of the Company as Apertus deems reasonably necessary to complete its due diligence; provided, that Apertus agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld.

          5.03 Meeting of Stockholders. The Company shall, promptly after the date of this Agreement and in no event later than October 31, 1997, take all action necessary in accordance with the Massachusetts Law and the Company's Articles of Organization and Bylaws to convene a meeting of the stockholders of the Company for the purpose of voting to approve this Agreement, and the Company shall consult with Apertus in connection therewith. The Company shall use its best efforts to obtain from the stockholders of the Company votes in favor of this Agreement.

          5.04 Demands. The Company shall give Apertus (i) prompt notice of any written notice of objection to the proposed Merger, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 86 or Section 89 of the Massachusetts Law received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Sections 90-97 of the Massachusetts Law.

          5.05 Conditions. The Company shall take all actions necessary or desirable to cause the conditions set forth in Section 7.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date), including the execution and delivery of the documents and instruments described in Section 7.01.

          5.06 No Shop. Prior to November 30, 1997, the Company: (i) will not, directly or indirectly, through any officer, director, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the Capital Stock or business of the Company, or all or a material portion of the assets of the Company, or other similar transaction or business combination involving the business of the Company, (ii) will not participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or other transaction,
(iii) will inform any person making inquiry with respect to the Company of this Agreement, and (iv) will inform Apertus of any such inquiry.

          5.07 Information Statement. The Company will promptly provide to Apertus information pertaining to the Company, including financial statements, necessary for Apertus to prepare an Information Statement complying with the requirements of Regulation D under the Securities Act.

          5.08 Confidentiality. All confidential information of Apertus obtained from Apertus by the Company and its representatives during the course of negotiation of this Agreement shall be subject to the terms of the Confidentiality Agreement dated September 30, 1997 between Apertus and the Company (the "Confidentiality Agreement").


                                   ARTICLE VI

                              COVENANTS OF APERTUS
                              --------------------

          6.01 Information Statement. Apertus will prepare an Information Statement promptly after the date hereof, which shall be sent to holders of the Capital Stock that would receive Apertus Common Stock in connection with the Merger.

          6.02 Conditions. Apertus shall take all actions necessary or desirable to cause the conditions set forth in Section 7.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

          6.03 Payment of Loans. Following the Closing, Apertus shall, within two business days of the closing of Apertus's sale of its Planet Division, repay that certain subordinated debt under the Pioneer Notes in the aggregate principal amount of $1,400,000 payable to Pioneer Capital (the "Pioneer Loan"), together with accrued interest thereon, consistent with the terms of the Pioneer Loan; provided, that Apertus' sole obligation with respect to the Pioneer Loan after the Closing shall be repayment of the Pioneer Loan, and the note representing such Pioneer Loan shall not be convertible into equity securities of Apertus.

          6.04 Apertus Board of Directors. Effective upon the Closing, the number of members of the Board of Directors of Apertus shall be increased by two, and Apertus's Board of Directors shall appoint Paul Fluckiger and and another director to be selected by Mr. Fluckiger to fill such vacancies.

          6.05  Blue Sky Permits.   Apertus shall use its best efforts
to obtain, prior to the Effective Date, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and will pay all expenses incident thereto.

          6.06 Form S-8. Apertus has filed a registration statement on Form S-8 or another appropriate form, which is effective with respect to the shares of Apertus Common Stock subject to Apertus's assumption of the Outstanding Stock Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Outstanding Stock Options remain outstanding.

          6.07 Confidentiality. All confidential information of the Company obtained from the Company by Apertus and its representatives during the course of their due diligence investigation of the Company shall be subject to the terms of the Confidentiality Agreement.

          6.08 Continuity of Business Enterprises. Apertus will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

          6.09 Carleton Line of Credit. Concurrently with the Closing, Apertus shall repay the outstanding balance on Carleton's line of credit with Fleet National Bank.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING
                             ---------------------

          7.01 Conditions to Apertus's Obligations. The obligation of Apertus to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

          (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date; provided, that for purposes of this Section 7.01(a), the representations and warranties set forth in Section 3.10 shall be as of the date of this Agreement;

          (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

          (c) Except as set forth in Schedule 3.10, since February 28, 1997, there shall not have occurred any Material Adverse Change in the Company;

          (d) The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order to ensure that the transactions contemplated herein do not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company if the consequences of such breach, violation termination, acceleration or encumbrance would have an aggregate financial effect on the Company in excess of $10,000;

          (e) This Agreement shall have been duly and validly approved by the stockholders of the Company; the Company shall have delivered to Apertus evidence, in form satisfactory to Apertus's counsel, of such approval; and the Articles of Merger shall have been duly executed by the Company;

          (f) All other governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement will have been duly made and obtained;

          (g) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Apertus of all or any portion of the business or assets of the Company, or to compel Apertus or any of its subsidiaries or the Company to dispose of or to hold separately all or any portion of the business or assets of Apertus and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Apertus of any of the shares of Capital Stock, (iv) seeking to invalidate or render unenforceable any provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to the transactions contemplated hereby;

          (h) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in
Section 7.01(g) hereof;

          (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

          (j) No more than 5% of the outstanding shares of Capital Stock, giving effect to the conversion of all preferred shares, shall be qualified to be Dissenting Shares as of the Effective Time;

          (k) Apertus shall have received from counsel for the Company a written opinion, dated the date of the Effective Time, addressed to Apertus and satisfactory to Apertus's counsel, in form and substance substantially as set forth in Exhibit C;

          (l) Prior to the Effective Time, the Company shall have delivered to Apertus all of the following:

               (i) a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, substantially in the form set forth in Exhibit D attached hereto, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (d), (e) and (f) above;

               (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

               (iv) a copy of the Articles of Organization of the Company, certified by the Secretary of State of the Commonwealth of Massachusetts, and Certificates of Good Standing from the Secretaries of State of the Commonwealth of Massachusetts and the State of New York evidencing the good standing of the Company in each such jurisdiction;

               (v) a copy of each of (X) the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (Y) the bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Apertus that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

               (vi) incumbency certificates executed on behalf of the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Related Agreements executed by the Company ;

               (vii)  an executed copy of each of the Related Agreements; and

               (viii) such other certificates, documents and instruments as Apertus reasonably requests related to the transactions contemplated hereby;

          (m) The closing of Apertus's sale of its Internet Services Division shall occur prior to or concurrently with the Closing of the Merger;

          (n) The Subsidiary shall be a wholly owned subsidiary of the Company prior to Closing;

          (o) The Company's stockholders entitled to receive the Merger Consideration shall have acknowledged in writing that they have no plan, intention, or arrangement to dispose of any of the Apertus Common Stock received in the Merger in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulations
Section 1.368-1; and

          (p) In connection with the Merger, not more than 35 persons who are not Accredited Investors within the meaning of Rule 501 under the Securities Act will receive Apertus Common Stock and Notes.

          7.02 Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

          (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;
          (b) Apertus shall have performed in all material respects all the covenants and agreements required to be performed by its under this Agreement prior to the Effective Time;

          (c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or seeking to obtain damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to the transactions contemplated hereby or thereby;

          (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in
Section 7.02(d) hereof;

          (f) The Articles of Merger shall have been duly executed by Apertus;

          (g) The Company shall have received from counsel for Apertus a written opinion, dated as of the date of the Effective Time, addressed to the Company and satisfactory to the Company's counsel, in form and substance substantially as set forth in Exhibit E;

          (h) At or prior to the Effective Time, Apertus will have delivered to the Company (i) a certificate of the Chief Executive Officer of Apertus, substantially in the form set forth as Exhibit F attached hereto and dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) a copy of each of (X) the text of the resolutions adopted by the board of directors of Apertus authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (Y) the bylaws of Apertus, along with certificates executed on behalf of Apertus by its corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, and (iii) incumbency certificates executed on behalf of Apertus by its corporate secretary certifying the signature and office of each officer executing this Agreement and of the Related Agreements as to which Apertus is a party, (iv) an executed copy of each of the Related Agreements and (v) such other certificates, documents and instruments as the Company reasonably requests related to the transaction contemplated hereby;

          (i) The parties hereto and the Exchange Agent shall have executed and delivered an Exchange Agent Agreement substantially in the form attached hereto as Exhibit G;

          (j) The Company's stockholders shall have approved this Agreement; and

          (k) The Company's stockholders entitled to receive the Merger Consideration shall have acknowledged in writing that they have no plan, intention, or arrangement to dispose of any of the Apertus Common Stock received in the Merger in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulations Section 1.368-1.

                                  ARTICLE VIII

                                  TERMINATION
                                  -----------

          8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by the mutual consent of Apertus and the Company;

          (b) by either Apertus or the Company if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by either Apertus or the Company if the transactions contemplated by this Agreement have not been consummated by November 30, 1997; provided that, neither will be entitled to terminate this Agreement pursuant to this
Section 8.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; and

          (d) by Apertus if, after the date hereof, there shall have been a Material Adverse Change in the Company or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change.

          8.02 Effect of Termination. In the event of termination of this Agreement by either Apertus or the Company as provided in Section 8.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of Apertus or the Company or their respective shareholders, officers, or directors, except that Sections 5.08, 6.07, 11.01, 11.02 and
11.09 hereof shall survive indefinitely and except that parties shall remain liable for any breach of this Agreement prior to the time of such termination.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS
                             ---------------------

          9.01 Registration Rights.

          (a) Required Registration. If, at any time after six months following the Closing Date, Apertus receives a written request from holders of 30% or more of the Apertus Common Stock issued pursuant to the Merger, Apertus shall prepare and file within 30 days following such request a Form S-3 registration statement under the Securities Act covering the shares of Apertus Common Stock that are the subject of such requests and shall use its best efforts to cause such registration statement to become effective. Apertus shall be obligated to prepare, file and cause to become effective only one registration statement pursuant to this Section 9.01(a).

          (b) Incidental Registration. For six months following the Effective Date, if Apertus shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its common stock by it or any of its shareholders (other than pursuant to a special purpose form, such as Form S-4 or Form S-8), Apertus will, at least 45 days prior to the filing of such registration statement, give written notice of its determination to all holders of Apertus Common Stock issued pursuant to the Merger. Upon the written request of such shareholder given within 30 days after receipt of such notice from Apertus, Apertus shall, except as herein provided, use its best efforts to cause all such shares of Apertus Common Stock, the holders of which have so requested registration thereof, to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Apertus Common Stock to be so registered; provided, however, that (i) nothing herein shall prevent Apertus from, at any time, abandoning or delaying any such registration initiated by it, and (ii) if Apertus determines not to proceed with a registration after the registration statement has been filed with the SEC and Apertus's decision not to proceed is primarily based upon the anticipated public offering price of the common stock to be sold by Apertus, Apertus shall promptly complete the registration for the benefit of those selling shareholders who wish to proceed with a public offering of their Apertus Common Stock and who bear all expenses in excess of $50,000 incurred by Apertus as the result of such registration after Apertus has decided not to proceed; provided further, that if any registration pursuant to this section shall be underwritten in whole or in part, (X) Apertus may require that the Apertus

Common Stock requested for inclusion pursuant to this section be included in the underwriting on the same terms and conditions as the Apertus Common Stock otherwise being sold through the underwriters and (Y) Apertus shall have the right to limit the aggregate size of the offering or the number of shares to be included therein by shareholders of Apertus if requested to do so in good faith by the managing underwriter of the offering, and only securities which are to be included in the underwriting may be included in the registration. Whenever the number of shares that may be registered pursuant to this Section 9.01(b) is limited by the provisions of the preceding sentence, (i) Apertus shall have priority as to sales over the holders of Apertus Common Stock received in the Merger, and (ii) such holders shall share pro rata (as a single class) in the available portion (if any) of the registration in question, such sharing to be based upon the number of shares of Apertus Common Stock then held by each of such holders, respectively.

          (c) Registration Procedures. If and whenever Apertus is required by the provisions of Sections 9.01(a) or (b) to effect the registration of any securities under the Securities Act, Apertus will:

               (i) prepare and file with the SEC a registration statement with respect to such shares of Apertus Common Stock, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such Apertus Common Stock, not to exceed 24 months;

               (ii) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such Apertus Common Stock, not to exceed 24 months;

               (iii) furnish to the shareholders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such shareholders and underwriters may reasonably request in order to facilitate the offering of such Apertus Common Stock;

               (iv) notify the shareholders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

               (v) notify the shareholders participating in such registration promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information; and

               (vi) advise such shareholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

          (d) Registration Expenses. With respect to such registration, Apertus shall bear the following fees, costs and expenses: all registration fees, printing expenses, fees and disbursements of counsel and accountants for Apertus and all internal Apertus expenses. Fees and disbursements of counsel and accountants for the shareholders participating in such registration, underwriting discounts and commissions and transfer taxes for such shareholders and any other expenses incurred by the shareholders not expressly included above shall be borne by such shareholders.

          (e) Registration Rights of Transferees. The registration rights granted to the holders of Apertus Common Stock pursuant to this Article IX shall also be for the benefit of, and enforceable by, any subsequent holder of Apertus Common Stock, whether or not any express assignment of such rights to any such subsequent holder is made.

          9.02 Employee Benefits. All employee compensation, benefit and welfare plans of the Company will remain in effect temporarily after the Effective Time and, in Apertus's discretion, will be discontinued or merged into Apertus's plans, in which case employees of the Company shall become eligible for the employee benefit plans of Apertus on the same terms as such plans and benefits are generally offered from time to time to employees of Apertus in comparable positions.

          9.03 Severance Benefits and Costs. Severance benefits and related costs arising within six months of Closing and paid by Apertus as a result of individual employment agreements identified on Schedule 9.03 between the Company and its employees shall reduce the Initial Principal Amount of the Notes on a pro rata, dollar-for-dollar basis. The payments required by this
Section 9.03 are in addition to the indemnification provided in Section 10.02 and accordingly shall be deducted from the Notes without regard to the provisions of Section 10.02(e)(iii) establishing a threshold amount.

          9.04 Indemnification. For six years after the Effective Time, any person who is an officer or director of the Company prior to the Effective Time shall have rights to indemnification from Apertus with respect to acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Articles of Organization and Bylaws in effect on the date hereof.

          9.05 Reorganization. From and after the date hereof and until the Effective Time, none of Apertus, the Company or any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Apertus shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

                                   ARTICLE X

                              SURVIVAL AND OFFSET
                              -------------------

          10.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of the Company contained in, or attached to, this Agreement shall survive for two years following the Effective Date (the "Offset Period"); provided, however, that, with respect to any specific representation or warranty under which a Protected Party (as defined in Section 10.02 hereof) shall have made a claim for offset hereunder prior to the date on which such representation or warranty would expire in accordance with this Section 10.01, and as to which such claim has not been completely and finally resolved prior to such date, such representation or warranty shall survive for the period of time beyond such date sufficient to resolve, completely and finally, the claim relating to such representation or warranty; provided further, that Apertus shall be able to exercise its Offset Right (as hereinafter defined) with respect to Carleton Europe Losses (as hereinafter defined) for up to three years after the Effective Date.

          10.02  Right of Offset.

          (a) Subject to Section 10.02(e) hereof, Apertus shall have a right to offset (the "Offset Right"), from time to time, its "Losses" (as hereinafter defined) against the Notes with respect to any actual loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period (collectively, the "Losses"), which Apertus or any of its affiliates, officers, directors, employees or agents (the "Protected Parties") suffers, sustains or becomes subject to, as a result of:

              (i) Any misrepresentation (a "Misrepresentation") in any of the representations and warranties of the Company contained in this Agreement or in any of the exhibits, schedules, agreements, certificates and other documents delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or otherwise attached to, or referenced or incorporated in, this Agreement (collectively, the "Related Documents");

              (ii) Any breach (a "Breach") of, violation of, or failure to perform, any agreement or covenant of the Company contained in this Agreement or any of the Related Documents;

              (iii) Any Claim (as defined in Section 10.02(c) hereof) or threatened Claim against the Protected Parties arising out of actions, inactions or status of the Company or the Subsidiary prior to the Effective Time, including, but not limited to, all Claims arising out of goods or services sold or delivered prior to such time;

              (iv) Any Losses due to any settlement with Carleton Europe, N.V. ("Carleton Europe") or any Claim or threatened Claim against the Protected Parties involving Carleton Europe and arising out of the Company's Intellectual Property Rights, the Company's or the Subsidiary's right to distribute Carleton Europe's products, any goods or services developed, sold or delivered by the Company or the Subsidiary or any agreements (written or unwritten) between Carleton Europe and the Company or the Subsidiary prior to the Effective Time, regardless of whether there may also be a Misrepresentation (all such Losses, Claims or threatened Claims described in this paragraph (iv) are referred to as "Carleton Europe Losses"); or

              (v) Any amounts paid in respect of the Dissenting Shares in excess of the aggregate amount of the value of the Merger Consideration that the holders of such Dissenting Shares would have received in the Merger.

          (b) Apertus may exercise its Offset Right, from time to time, in accordance with the procedures set forth in paragraphs (c) and (d) of this
Section 10.02, against the Final Amounts of the Notes. Each time, if any, that Apertus exercises its Offset Right, Apertus shall promptly deliver to the Stockholders' Representatives (as defined in Section 10.03 hereof) a schedule signed by an officer of Apertus reflecting the aggregate and pro rata calculations of the Reduced Principal Amounts and any other reductions to the Final Amounts after giving effect to such exercise of its Offset Right.

          (c) In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "Claim"), Apertus shall promptly notify the Stockholders' Representatives in writing of the nature of any such Claim and Apertus's estimate of the Losses arising therefrom.

              (i) The Stockholders' Representatives shall be entitled to contest and defend such Claim; provided, that the Stockholders' Representatives have a reasonable basis for concluding such defense may be successful and diligently contest and defend such Claim; provided further, that Apertus, in its sole and absolute discretion, may notify the Stockholders' Representatives at any time that any such contest or defense must be immediately terminated, in which case Apertus's Offset Right with respect to such Claim shall thereupon terminate. Notice of the intention so to contest and defend shall be given by the Stockholders' Representatives to Apertus within 20 days after Apertus provides notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Stockholders' Representatives. Apertus shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Stockholders' Representatives are not adequately representing or, because of a conflict of interest between, may not adequately represent, any interests of the Protected Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Apertus elects to participate in such defense, Apertus shall cooperate with the Stockholders' Representatives in the conduct of such defense. Neither Apertus nor the Stockholders' Representatives may concede, settle or compromise any Claim without the consent of the other, which consent shall not be unreasonably withheld; provided, that the Stockholders' Representatives may, without the consent of Apertus, settle any Claim which is solely for money damages if the Stockholders' Representatives acknowledge that such Claim gives rise to a Loss that is subject to Apertus's Offset Right hereunder and if the entire amount of the settlement amount may be recovered by Apertus by means of Apertus's Offset Rights hereunder. The Stockholders' Representatives shall have the right to have the cost of defense, including reasonable legal expenses, paid or reimbursed through the exercise of Apertus's Offset Rights. A request for payment or reimbursement thereof shall constitute the acknowledgment of the Stockholders' Representatives that such costs constitutes a Loss that is subject to Apertus's Offset Rights.

               (ii) Notwithstanding the foregoing, if: (A) a Claim seeks equitable relief against any of the Protected Parties, (B) the subject matter of a Claim relates to the ongoing business of any of the Protected Parties, which Claim, if decided against such Protected Party, would materially adversely affect the ongoing business or reputation of such Protected Party, or (C) the estimated Losses of the Protected Parties related to the Claim exceed the amount Apertus may recover using its Offset Right hereunder, then, in each such case, Apertus alone shall be entitled to contest, defend and settle such Claim in the first instance (but the Stockholders' Representatives shall be entitled to participate therein at their own expense through counsel of their own choosing) and, if Apertus does not contest, defend or settle such Claim, Stockholders' Representatives shall have the right to contest and defend (but not settle) such Claim.

          (d) In the event Apertus (on behalf of itself or any Protected Party) should have a claim giving rise to an Offset Right that does not involve a Claim, Apertus shall deliver a notice (the "Offset Notice") of such claim with reasonable promptness to the Stockholders' Representatives. The Offset Notice shall include an estimate of Apertus's Losses relating to such claim. If the Stockholders'

Representatives notify Apertus that the Stockholders' Representatives do not dispute the claim described in the Offset Notice, or if the Stockholders' Representatives fail to notify Apertus within 45 days after delivery of the Offset Notice of any such dispute with respect to such claim, the Losses in the amount specified in the Offset Notice will be conclusively deemed Losses, and Apertus may exercise its Offset Right with respect to such amount in accordance with the Offset Notice, whereupon the Initial Principal Amount of each Note shall be reduced on a pro rata basis by the amount of such Loss. If the Stockholders' Representatives have timely disputed such claim, Apertus's representatives and the Stockholders' Representatives will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the date of the Offset Notice of such claim, such dispute shall be resolved fully and finally in Boston, Massachusetts by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

          (e) Notwithstanding anything contained in this Agreement to the contrary, the right of Apertus to exercise its Offset Right hereunder shall be subject to the following limitations:

               (i) Apertus shall not be entitled to exercise its Offset Right with respect to any Losses unless Apertus delivers to the Stockholders' Representatives an Offset Notice under Section 10.02(d) or notice of a Claim under Section 10.02(c) relating to such Losses prior to the end of the Offset Period;

               (ii) Apertus shall not be entitled to exercise its Offset Right with respect to any Losses to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of Apertus or any director, officer or employee of Apertus;

               (iii) Apertus may exercise its Offset Right only if and to the extent that the aggregate amount of all Apertus Losses exceeds $100,000 (the "Basket Amount"); provided, however, that the Offset Right shall be limited to Apertus Losses (other than Carleton Europe Losses) totalling $1,000,000 in the aggregate (the "Aggregate Limit"); provided further, that such Basket Amount shall not apply to Carleton Europe Losses; and Carleton Europe Losses shall be limited to $1,000,000 in the aggregate; and

               (iv) Notwithstanding anything herein to the contrary, the Notes shall be the sole source of Offset for Apertus Losses. Apertus Losses shall be deducted from the Notes on a pro rata basis (based upon the ratio that the Initial Principal Amount of the Note bears to the aggregate Initial Principal Amount of all Notes issued pursuant to this Agreement, and for this purpose, the Initial Principal Amount of all Notes issuable upon the exercise of Outstanding Warrants shall be deemed to be outstanding).

          (f) The exercise of the Offset Right by Apertus in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Notes. Neither the exercise of nor the failure to exercise such Offset Right will constitute an election of remedies or limit Apertus in any manner in the enforcement of any other remedies that may be available to it.

          (g) Any amount payable under this Article X shall be, to the extent permitted by law, an adjustment to purchase price.

          (h) The parties hereto agree that the exercise of the Offset Right by Apertus, and satisfaction thereof, shall be its sole and exclusive remedy with respect to any claims arising under this Agreement or related to the transactions contemplated hereby.

          (i) In the event of a dispute relating to the exercise of the Offset Right, the prevailing party shall be entitled to recover from the other its costs and expenses thereof, including its reasonable attorneys' fees.

          10.03  Stockholders' Representatives.

          (a) Appointment. As used in this Agreement, the "Stockholders' Representatives" shall mean Hemendra Desai and Frank Polestra, or any person appointed as a successor Stockholders' Representative pursuant to
Section 10.03(b) hereof. The number of Stockholders' Representatives shall not be more than two persons. By acceptance of the Notes, each holder of a Note agrees to such appointment and authorizes the Stockholders' Representatives to act on behalf of such holder for all Apertus claims pursuant to this Article X.

          (b) Election and Replacement. During the period ending upon the date when all obligations under this Agreement have been discharged (including all obligations pursuant to Section 10.02 hereof), holders of greater than 50% of the aggregate value of the Notes (a "Majority") may, from time to time upon written notice to the Stockholders' Representatives and Apertus, remove any of the Stockholders' Representatives or appoint one or more new Stockholders' Representatives to fill any vacancy created by the death, incapacitation, resignation or removal of one or both Stockholders' Representatives. Furthermore, if a Stockholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Stockholders' Representative to fill the vacancy so created. If the Majority fails to appoint such successor within 10 business days after a request by Apertus to appoint such successor, the remaining Stockholders' Representative shall appoint such successor. If the remaining Stockholders' Representative does not appoint such successor within 15 business days after Apertus's initial request to the Majority to appoint such successor, then Apertus shall appoint such successor, and shall advise all Note holders of such appointment by written notice. A copy of any appointment by the Majority of the Stockholders' Representatives of any successor Stockholders' Representative shall be provided to Apertus promptly after it shall have been effected.

          (c) Authority. On behalf of the all holders of the Notes, the Stockholders' Representatives shall be authorized to take action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, including, without limitation, any such actions with respect to an Offset Right (an "Instrument"), which the Stockholders' Representatives determine in their discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Note holders, such counsel, investment bankers, accountants, representatives and other professional advisors as they determine in their sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform their rights and obligations hereunder. Any expenses incurred by the Stockholders' Representatives in accordance with this Agreement shall be paid by Apertus and shall be applied as an offset against the principal amount of the Notes on a pro rata basis. Any party receiving an Instrument from the Stockholders' Representatives shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

          (d) No Liability of Apertus. Apertus shall have no liability to any stockholder of the Company or otherwise arising out of the acts or omissions of the Stockholders' Representatives or any disputes among the Company's stockholders or among the Stockholders' Representatives. Apertus shall have no direct liability to the Company's stockholders under this Agreement or the other agreements referred to herein and may rely entirely on their dealings with, and notices to and from, the Stockholders' Representatives to satisfy any obligations Apertus might have under this Agreement, any agreement referred to herein or otherwise to the Company's stockholders.

                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

          11.01 Press Releases and Announcements. Prior to the Effective Time, the Company shall not issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to its employees, customers or suppliers without prior written approval of Apertus, except as may be necessary, in the opinion of counsel to the Company, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the Company shall consult with Apertus prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

          11.02 Expenses. Except as otherwise expressly provided for herein, Apertus will each pay all of its own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby (whether consummated or not). The Company will be responsible for its expenses in connection with the negotiation of this Agreement and all such expenses shall be assumed and paid by Apertus subject to Section 2.06.

          11.03 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of the Agreement by the stockholders of the Company, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the stockholders of the Company without the further approval of the stockholders of the Company. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          11.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Apertus and the Company will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Apertus:                          with a copy to:
------------------                           --------------

Apertus Incorporated                         Dorsey & Whitney LLP
7275 Flying Cloud Drive                      220 South Sixth Street
Eden Prairie, MN 55344                       Minneapolis, MN 55402
Attn:  Steven L. Thimjon                     Attn:  William B. Payne
Facsimile:  (612) 828-0723                   Facsimile:  (612) 340-8738


Notices to Carleton:                         with a copy to:
-------------------                          --------------

Carleton Corporation                         Goodwin, Procter & Hoar LLP
700 Technology Park Drive                    Exchange Place
Billerica, MA 01890                          Boston, MA 02109-2881
Attn: Hem Desai                              Attn:  Thomas P. Storer, P.C.
Facsimile: (508) 663-5447                    Facsimile:  (617) 523-1231

Notices to Stockholders' Representatives:    with a copy to:
----------------------------------------     --------------

c/o Hemendra Desai                           Goodwin, Procter & Hoar LLP
20 Coolidge Road                             Exchange Place
Winchester, MA  01890                        Boston, MA 02109-2881
Facsimile:                                   Attn:  Thomas P. Storer, P.C.
                                             Facsimile:  (617) 523-1231

          11.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

          11.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.07 Complete Agreement. This Agreement, the Related Agreements and other exhibits hereto, the Confidentiality Agreement, the schedules and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

          11.08 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

          11.09 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

          11.10 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       APERTUS TECHNOLOGIES INCORPORATED


                                       By  /s/  Robert D. Gordon
                                         --------------------------------

                                       Its       CEO
                                           ------------------------------



                                       CARLETON CORPORATION


                                       By   /s/  Paul Fluckiger
                                         --------------------------------

                                       Its       CEO
                                           ------------------------------

                                                                     EXHIBIT B

THIS NOTE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED, OR OTHERWISE DISPOSED OF WITHOUT (i) THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS NOTE THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (ii) SUCH REGISTRATION OR QUALIFICATION. THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN OFFSET PROVISIONS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 24, 1997 BETWEEN THE ISSUER OF THIS NOTE AND CERTAIN OTHER PERSONS.


                                PROMISSORY NOTE

$[Initial Principal Amount]                                   October __, 1997


          FOR VALUE RECEIVED, the undersigned, APERTUS TECHNOLOGIES INCORPORATED ("Apertus"), hereby promises to pay to [CARLETON SHAREHOLDER] (the "Payee", which term includes any subsequent holder hereof), at Minneapolis, Minnesota, the principal sum of _______________________________ Dollars
($_________________) (subject to adjustment as set forth below, the "Initial Principal Amount"), plus simple interest on the outstanding principal balance at the rate of 5.81% per annum.

          This Note is issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated October 24, 1997 between Apertus and Carleton Corporation ("Carleton"). As set forth in the Merger Agreement, this Note serves as a portion of the Merger Consideration for the Merger and as a source of offset for certain Losses recoverable by Apertus. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Merger Agreement.

          The final principal amount ("Final Amount") of the Note will be the Reduced Principal Amount multiplied by the Accretion Ratio, less the pro rata portion of (i) the amount of cash payments made by Apertus in respect of Company Common Stock under the Merger Agreement, (ii) Apertus Losses (excluding Carleton Europe Losses) and (iii) the expenses incurred by the Stockholders' Representatives and paid by Apertus in accordance with Section 10.03(c) of the Merger Agreement. The Reduced Principal Amount shall equal the Initial Principal Amount less the pro rata portion of (i) the amount by which Carleton's expenses relating to legal, investment banking and accounting professional services fees and similar out-of-pocket fees and expenses in connection with the negotiation of the Merger Agreement exceed $300,000, as described in Section
2.06 of the Merger Agreement, (ii) the amount of severance benefits and related costs arising within six months of Closing and paid by Apertus pursuant to those individual employment or severance agreements between Carleton and its employees set forth in
Section 9.03 of the Merger Agreement, (iii) Carleton Europe Losses and (iv) the "Revenue Adjustment," which shall be determined based on the total revenues (determined in accordance with generally accepted accounting principles) of Apertus's data warehousing business, including the business and assets of the Company acquired by Apertus under the Merger Agreement together with all product-related revenues of Apertus other than revenues derived directly from Apertus's Internet Services Division (or the sale of such Division by Apertus), between September 29, 1997 and March 28, 1998 as follows:

          Carleton/Apertus Revenues           Revenue Adjustment
          -------------------------           ------------------

               $3,500,000 or less                 $1,000,000
               $3,750,000                         $  800,000
               $4,000,000                         $  600,000
               $4,250,000                         $  300,000
               $4,500,000 or more                 $        0


provided, that the Revenue Adjustment between the designated Carleton/Apertus revenue intervals shall be prorated on a linear basis between the corresponding intervals. The Accretion Ratio shall be the ratio that the Fair Market Value on the date that is three years from the date hereof (the "Maturity Date") bears to $___ (the Fair Market Value on the date hereof); provided, however, that the Accretion Ratio shall not be greater than 200% nor less than 50%. Fair Market Value will be the average last sale price (unweighted), as reported on the Nasdaq Stock Market, of the shares of Apertus Common Stock for the 60-day calendar day period ending the business day prior to the date of determination. The pro rata portion shall be based upon the ratio that the Initial Principal Amount of the Note bears to the aggregate Initial Principal Amount of all Notes issued pursuant to the Merger Agreement, and for this purpose, the Initial Principal Amount of all Notes issuable upon the exercise of Outstanding Warrants shall be deemed to be outstanding.

          Each time, if any, that Apertus exercises its Offset Right or otherwise reduces the Initial Principal Amount of the Note in accordance with the Merger Agreement, Apertus shall promptly deliver to the Stockholders' Representatives a schedule signed by an officer of Apertus setting forth the calculation of the Reduced Principal Amount and any other reductions from the Final Amount, after giving effect to such exercise of its Offset Right or other reduction. The right of Apertus to exercise its Offset Right hereunder shall be subject to the limitations set forth in Section 10.02(e) of the Merger Agreement. Any dispute regarding Apertus's exercise of its Offset Right shall be resolved in accordance with Article X of the Merger Agreement. By acceptance of this Note, Payee agrees to the appointment of the Stockholders' Representatives and authorizes the Stockholders' Representatives to act on behalf of Payee for all Apertus claims pursuant to Article X of the Merger Agreement.

          The Final Amount of this Note is payable in full on the Maturity Date. All accrued interest shall be due and payable on the same day as such principal is payable. However, Apertus will have the option to pay that portion of the Final Amount exceeding the Reduced Principal Amount (the "Accretion") on a date that is two years from the Maturity Date without interest or penalty upon making a payment equal to 5% of the Accretion on the Maturity Date to the holder hereof.

          The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies as may otherwise be allowed by law:

               (1) Apertus shall have failed to make any payment of principal or interest hereon when due and such failure shall have continued for 30 days after the due date thereof;

               (2) There shall have been filed or commenced against Apertus an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or an action shall have been commenced to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Apertus or for any substantial part of Apertus's property or for the winding-up or liquidation of Apertus's affairs and such action or proceeding shall not have been dismissed within 60 days; or

               (3) Apertus shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or shall consent to the entry of an order for relief in an involuntary case under any such law; or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Apertus or of any substantial part of Apertus's property; or shall make any general assignment for the benefit of creditors; or shall take any action in furtherance of any of the foregoing.

The exercise of the Offset Right by Apertus in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Note.

          THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

          Apertus hereby waives presentment for payment, notice of dishonor, protest and notice of protest.

               IN WITNESS WHEREOF, Apertus has executed this Note as of the date first above written.


                                       APERTUS TECHNOLOGIES INCORPORATED



                                       By
                                         -----------------------------------


                                         Its
                                            --------------------------------